Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FIRST QUARTER 2018 RESULTS

- Earnings of $0.06 Per Fully Diluted Share -

- Core FFO of $0.20 Per Fully Diluted Share -

- Leased 259,530 Square Feet of Office and Retail Space -

New York, New York, April 25, 2018—Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today reported its operational and financial results for the first quarter of 2018.

“We continued to execute our long-term strategy to consolidate, redevelop and re-lease space to larger, higher credit quality tenants at higher rents and create long-term value for shareholders. During the quarter, we leased approximately 260,000 square feet of office and retail space that resulted in attractive spreads on both new Manhattan office and total portfolio leases of 23.8% and 11.4%, respectively. Our well-located, amenity-rich office buildings, continue to draw a diverse group of prospective tenants. Our value price point between trophy Class A and Class B properties positions us well to capture steady tenant demand,” stated John B. Kessler, Empire State Realty Trust’s President and Chief Operating Officer.

“For the quarter, the Observatory overcame the 102nd floor observation deck’s scheduled closure for replacement of original elevator machinery with a new, higher speed glass elevator with revenue growth of 1.5% and Observatory net operating income growth of 1.7% driven by higher attendance, improved revenue mix and continued expense management,” added Kessler. “We further strengthened our balance sheet with the closing of the final tranches of a $450 million private placement of unsecured senior notes. The proceeds were used to repay our remaining 2018 mortgage maturities and bolster our cash position. We continue to manage the business with a long-term perspective as we proactively position the balance sheet to fund our redevelopment program and allow for potential external growth opportunities.”

First Quarter Highlights

•	Achieved net income attributable to the Company of $0.06 per fully diluted share.

•	Core Funds From Operations (“Core FFO”) was $0.20 per fully diluted share.

•	Occupancy and leased percentages at March 31, 2018:

•	Total portfolio was 88.1% occupied; including signed leases not commenced (“SLNC”), the total portfolio was 91.5% leased.

•	Manhattan office portfolio (excluding the retail component of these properties) was 87.3% occupied; including SLNC, the Manhattan office portfolio was 91.6% leased.

•	Retail portfolio was 89.7% occupied; including SLNC, the retail portfolio was 91.4% leased.

•	Empire State Building was 92.8% occupied; including SLNC, was 93.9% leased.

•	Signed 41 leases, representing 259,530 rentable square feet across the total portfolio, and achieved a portfolio-wide 11.4% increase in mark-to-market rent over previous fully escalated rents on new, renewal, and expansion leases.

•	Signed 20 new leases representing 158,932 rentable square feet for the Manhattan office portfolio (excluding the retail component of these properties), and achieved an increase of 23.8% in mark-to-market rent over previous fully escalated rents.

•	Empire State Building Observatory revenue for the first quarter 2018 grew 1.5% to $21.2 million from $20.9 million in the first quarter 2017. The 102nd floor observatory was closed during first quarter 2018 for replacement of original elevator machinery with a new, higher speed glass elevator. If the $1.9 million in revenue in first quarter 2017 from the 102nd floor observatory is excluded, in the comparable 2018 period revenue increased 11.4%.

•	Lease termination fees and other revenue and fees totaled $6.7 million which included $2.8 million related to the settlement reached with a former broadcast tenant.

•	Issued long-term, fixed rate unsecured financing of $335 million that increased weighted average term to maturity to 8.8 years, from 6.2 years, at December 31, 2017.

•	Declared a dividend of $0.105 per share.

Financial Results for the First Quarter 2018

Net income attributable to common stockholders was $9.8 million, or $0.06 per fully diluted share, compared to $10.0 million, or $0.06 per fully diluted share, in the first quarter of 2017.

Core FFO was $59.3 million, or $0.20 per fully diluted share, compared to $61.3 million, or $0.21 per fully diluted share, in the first quarter of 2017.

Modified FFO was $59.3 million, or $0.20 per fully diluted share, compared to $61.3 million, or $0.21 per fully diluted share, in the first quarter of 2017.

FFO was $57.3 million, or $0.19 per fully diluted share, compared to $59.3 million, or $0.20 per fully diluted share, in the first quarter of 2017.

A reconciliation of net income to FFO, Modified FFO and Core FFO is provided in the tables accompanying this press release.

Portfolio Operations

As of March 31, 2018, the Company’s total portfolio contained 10.1 million rentable square feet of office and retail space. The Company’s occupancy levels fluctuate in certain periods due to the timing lag that exists between the date of tenants’ move out and the date of Company’s completion of redevelopment work for new leases to commence. As of March 31, 2018, the Company’s portfolio was occupied and leased as follows. Leased percentages include signed leases not commenced.

	March 31, 2018	December 31, 2017	March 31, 2017
Percent occupied:
Total portfolio	88.1%	89.6%	88.8%
Total office	88.0%	89.5%	88.3%
Manhattan office	87.3%	89.0%	87.8%
Empire State Building	92.8%	93.6%	91.5%
Retail	89.7%	92.0%	94.4%
Percent leased:
Total portfolio	91.5%	92.2%	89.5%
Total office	91.5%	92.1%	89.2%
Manhattan office	91.6%	92.1%	88.6%
Empire State Building	93.9%	94.2%	91.7%
Retail	91.4%	93.9%	94.5%

Leasing

For the three months ended March 31, 2018, the Company signed 41 new, renewal, and expansion leases within the total portfolio, comprising 259,530 rentable square feet with an average starting rental rate of $57.29 per rentable square foot, representing an increase of 11.4% over the previous fully escalated rent.

On a blended basis, the 31 new, renewal, and expansion office leases, comprising 192,896 rentable square feet, signed within the Manhattan office portfolio during the first quarter had an average starting rental rate of $58.94 per rentable square foot, representing an increase of 19.1% over the previous fully escalated rent.

Leases Signed in the First Quarter 2018 for the Manhattan Office Portfolio

•	20 new leases, comprising 158,932 rentable square feet, with an average starting rental rate of $59.51 per rentable square foot, representing an increase of 23.8% over the previous fully escalated rent, and

•	11 renewal leases, comprising 33,964 rentable square feet, with an average starting rental rate of $56.31 per rentable square foot, representing an increase of 0.2% over the previous fully escalated rent.

Significant Leases Executed During the First Quarter 2018

•	At 111 West 33rd Street, the Company signed a new full floor office lease, totaling 41,800 rentable square feet, with Nestlé’s Nespresso USA, Inc., for a term of 10.7 years.

•	At 1400 Broadway, the Company signed a new full floor office lease, totaling 34,600 rentable square feet, with Uber Technologies, Inc., for a term of 8.8 years.

•	At One Grand Central Place, the Company signed a new full floor office lease, totaling 12,700 rentable square feet, with the William T. Grant Foundation, for a term of 16.2 years.

Empire State Building

The Company continues to renovate and lease the 2.8 million rentable square foot Empire State Building, its flagship property. As previously announced in the second quarter 2017, the Company commenced the first phase of a capital project to enhance the experience of office and retail tenants and Observatory visitors. The first phase is underway, and will move the Observatory entrance to a new, larger, designated entrance at the western side of the Empire State Building on 34th Street, which will improve the commercial tenant and office visitor experience and the value of the Empire State Building’s 34th Street retail. The Company expects the new entrance to open in the third quarter of 2018.

During the first quarter 2018, the Company signed five office leases at the Empire State Building, representing 25,674 rentable square feet in the aggregate.

Observatory revenue for the first quarter 2018 was $21.2 million, a 1.5% increase from $20.9 million in the first quarter 2017. The Observatory overcame the 102nd floor observation deck’s scheduled closure for replacement of original elevator machinery with a new, higher speed glass elevator. If the $1.9 million in revenue in first quarter 2017 from the 102nd floor observatory is excluded, in the comparable 2018 period, revenue increased 11.4%. The Observatory hosted approximately 660,000 visitors in the first quarter 2018 compared to 636,000 visitors in the first quarter 2017, an increase of 3.8%. This year, the Easter holiday was spilt between the first and second quarters whereas in the prior year, the Easter holiday fell entirely within the second quarter. In the first quarter 2018, there were 15 bad weather days compared to 22 bad weather days in the first quarter 2017. For the first quarter, the Company estimates that bad weather resulted in approximately fourteen thousand net fewer visitors than in the prior year period.

Balance Sheet

At March 31, 2018, there was no outstanding balance on the Company’s $1.1 billion unsecured revolving credit facility and $265 million outstanding under the term loan facility. The facilities have an accordion feature allowing for an additional increase in the maximum aggregate principal balance to $1.75 billion under certain circumstances. The Company held cash and cash equivalents of $690.5 million at March 31, 2018.

As of March 31, 2018, the Company had total debt outstanding of approximately $1.9 billion, with a weighted average interest rate of 3.84% per annum, and a weighted average term to maturity of 8.8 years. None of the Company’s outstanding debt is subject to variable interest rates. At March 31, 2018, the Company’s consolidated net debt to total market capitalization was approximately 19.5% and consolidated net debt to EBITDA was 3.5x.

In January 2018, the Company refinanced and increased its mortgage debt on 1333 Broadway from $66.6 million to $160.0 million, due February 2033 with interest fixed at 4.21%. A portion of this increase was applied to release the $75.8 million mortgage lien on 1400 Broadway.

In March 2018, the Company issued and sold $335 million of senior unsecured notes as the final tranches of a $450 million private placement. The notes consist of $160 million 4.26% Series E Senior Notes due 2030 and $175 million 4.44% Series F Senior Notes due 2033. Proceeds were applied towards repayment of the Company’s mortgage indebtedness on 111 West 33rd Street and 1350 Broadway and added to cash balances.

Dividend

On March 30, 2018, the Company paid a dividend of $0.105 per share for the first quarter 2018 to holders of the Company’s Class A common stock and Class B common stock and to holders of the operating partnership’s Series ES, Series 250 and Series 60 operating partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR operating partnership units. The Company paid a dividend of $0.15 per unit for the first quarter 2018 to holders of the operating partnership’s private perpetual preferred units.

Webcast and Conference Call Details

Empire State Realty Trust, Inc. will host a webcast and conference call, open to the general public, on Thursday, April 26, 2018 at 8:30 am Eastern time.

The webcast will be accessible in the “Investors” section of the Company’s website at www.empirestaterealtytrust.com. To listen to the live webcast, go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780 for international callers. A dial-in replay will be available starting shortly after the call until May 3, 2018, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13678748.

The Supplemental Report will be available prior to the conference call in the “Investors” section of the Company’s website, www.empirestaterealtytrust.com.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building.

Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2018, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut, and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in our industry, the real estate markets, either nationally or in Manhattan or the greater New York metropolitan area; resolution of legal proceedings involving the company; reduced demand for office or retail space; general volatility of the capital and credit markets and the market price of our Class A common stock and our publicly-traded operating partnership units; changes in our business strategy; changes in technology and market competition which affect utilization of our broadcast or other facilities; changes in domestic or international tourism, including geopolitical events and currency exchange rates; defaults on, early terminations of, or non-renewal of, leases by tenants; fluctuations in interest rates; declining real estate valuations and impairment charges; termination or expiration of our ground leases; our failure to obtain or maintain necessary outside financing, including our unsecured revolving credit facility; our leverage; decreased rental rates or increased vacancy rates; our failure to redevelop and reposition properties, or to execute any newly planned capital project, successfully or on the anticipated timeline or at the anticipated costs; difficulties in identifying properties to acquire and completing acquisitions; risks of real estate development (including our Metro Tower development site) and capital projects, including the cost of construction delays and cost overruns; impact of changes in governmental regulations, tax law and rates and similar matters; and our failure to qualify as a real estate investment trust, or REIT. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2017, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this press release, except as required by applicable law. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Sard Verbinnen & Co.

(212) 687-8080

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Income

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenues
Rental revenue	$122,311	$117,113
Tenant expense reimbursement	17,794	15,974
Observatory revenue	21,249	20,940
Lease termination fees	622	7,938
Third-party management and other fees	463	351
Other revenue and fees	6,057	2,638

Total revenues	168,496	164,954
Operating expenses
Property operating expenses	44,185	42,210
Ground rent expenses	2,331	2,331
General and administrative expenses	12,628	11,088
Observatory expenses	7,336	7,255
Real estate taxes	26,744	24,558
Depreciation and amortization	39,883	40,846

Total operating expenses	133,107	128,288

Total operating income	35,389	36,666
Other expenses:
Interest expense	(17,591)	(17,742)
Loss from derivative financial instruments	—	(247)

Income before income taxes	17,798	18,677
Income tax benefit	260	468

Net income	18,058	19,145
Preferred unit distributions	(234)	(234)
Net income attributable to non-controlling interests	(8,056)	(8,926)

Net income attributable to common stockholders	$9,768	$9,985

Total weighted average shares
Basic	162,667	156,493

Diluted	296,827	297,962

Net income per share attributable to common stockholders
Basic	$0.06	$0.06

Diluted	$0.06	$0.06

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Net income	$18,058	$19,145
Preferred unit distributions	(234)	(234)
Real estate depreciation and amortization	39,468	40,424

FFO attributable to common stockholders and non-controlling interests	57,292	59,335
Amortization of below-market ground leases	1,958	1,958

Modified FFO attributable to common stockholders and non-controlling interests	59,250	61,293
Core FFO attributable to common stockholders and non-controlling interests	$59,250	$61,293

Total weighted average shares
Basic	296,824	296,388

Diluted	296,827	297,962

FFO per share
Basic	$0.19	$0.20

Diluted	$0.19	$0.20

Modified FFO per share
Basic	$0.20	$0.21

Diluted	$0.20	$0.21

Core FFO per share
Basic	$0.20	$0.21

Diluted	$0.20	$0.21

Empire State Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	March 31,	December 31,
	2018	2017
Assets
Commercial real estate properties, at cost	$2,705,083	$2,667,655
Less: accumulated depreciation	(678,250)	(656,900)

Commercial real estate properties, net	2,026,833	2,010,755
Cash and cash equivalents	690,471	464,344
Restricted cash	61,699	65,853
Tenant and other receivables	25,156	28,329
Deferred rent receivables	184,667	178,629
Prepaid expenses and other assets	39,393	61,028
Deferred costs, net	255,844	262,701
Acquired below market ground leases, net	366,271	368,229
Goodwill	491,479	491,479

Total assets	$4,141,813	$3,931,347

Liabilities and equity
Mortgage notes payable, net	$610,826	$717,164
Senior unsecured notes, net	1,043,677	707,895
Unsecured term loan facility, net	263,777	263,662
Unsecured revolving credit facility	—	—
Accounts payable and accrued expenses	106,830	110,849
Acquired below market leases, net	62,418	66,047
Deferred revenue and other liabilities	37,499	40,907
Tenants’ security deposits	43,448	47,086

Total liabilities	2,168,475	1,953,610
Total equity	1,973,338	1,977,737

Total liabilities and equity	$4,141,813	$3,931,347